Stifel Financial Corp.
Form 8-K Exhibit 99

[Stifel Financial Corp. logo] Stifel Financial News
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For further information, please contact James M. Zemlyak at (314) 342-2228	From: Stifel Financial Corp. One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000; FAX (314) 342-4018

FOR IMMEDIATE RELEASE
Stifel Financial Announces Resolution of Arbitration Award

Settlement Expected to Add $0.15 to 2003 Third Quarter Earnings

St. Louis, Missouri, November 3, 2003 - Stifel Financial Corp. (NYSE: SF) announced today the settlement of claims that had initially resulted in a $4.4 million arbitration award in October, 2002, against its subsidiary, Stifel, Nicolaus & Company, Incorporated. The claims arose in connection with the activities of a former Stifel broker in its Pikeville, Kentucky office. The arbitration award was vacated in part and affirmed in part by a U. S. District Court judgment entered in August of this year. The District Court's judgment was on appeal to the U. S. Court of Appeals for the Sixth Circuit. The settlement resolves the arbitration award, the District Court's judgment, and the appeal of that judgment.

In the third quarter of 2002, the Company recorded an after-tax charge of $3.5 million related to the arbitration award and other matters. The Company anticipates that today's settlement will result in an addition of approximately $0.15 per diluted share to the 2003 third quarter earnings. The Company expects to release third quarter 2003 results after the market closes on Monday, November 10, 2003.

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities, brokerage, investment banking and money management with 83 locations in 15 states, primarily in the Midwest. To learn more about Stifel, please visit its web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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